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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                            (Amendment _________ )*



                           DATA TRANSMISSION NETWORK
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   238017107
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

-----------------------                                  ---------------------
  CUSIP NO. 23801707                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Acorn Investment Trust, Series Designated Acorn Fund 36-2962100
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             750,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        750,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        6.81%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

Item 1(a)      Name of Issuer:

                    Data Transmission Network


Item 1(b)      Address of Issuer's Principal Executive Offices:

                    9110 West Dodge Road, Suite 200

                    Omaha, Nebraska 68114


Item 2(a)      Name of Person Filing:

                    Acorn Investment Trust, Series Designated Acorn Fund


Item 2(b)      Address of Principal Business Office:

                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois 60606


Item 2(c)      Citizenship:

                    The filing person is a Massachusetts business trust.


Item 2(d)      Title of Class of Securities:

                    Common Stock, par value $.001


Item 2(e)      CUSIP Number:

                    23801707


Item 3         Type of Person:

                    (d) Investment company registered under section 8 of the Investment Company Act


Item 4         Ownership (at December 31, 1996):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         750,000 shares

                    (b)  Percent of class:

                         6.81%

                    (c)  Number of shares as to which such person has:

                              (i) sole power to vote or to direct the vote: none

                               Page 3 of 5 pages

                              (ii)  shared power to vote or to direct the vote:
                                    750,000

                              (iii) sole power to dispose or to direct the
                                    disposition of: none

                              (iv)  shared power to dispose or to direct
                                    disposition of: 750,000

                              Power over voting and disposition of the securities is shared with Wanger Asset Management, L.P. which is the investment advisor of Acorn Investment Trust, Series Designated Acorn Fund.

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable


Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable


Item 8         Identification and Classification of Members of the Group:

                    Not Applicable


Item 9         Notice of Dissolution of Group:

                    Not Applicable


Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              Page 4 of 5 pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


                                             ACORN INVESTMENT TRUST, SERIES
                                              DESIGNATED ACORN FUND



                                             By: /s/ Bruce H. Lauer
                                                 -------------------------------
                                                     Bruce H. Lauer
                                                     Vice President

                               Page 5 of 5 pages